UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERSO CORPORATION

(Name of Registrant as Specified In Its Charter)

LAPETUS CAPITAL II LLC

ATLAS CAPITAL RESOURCES II LP

ATLAS CAPITAL GP II LP

ATLAS CAPITAL RESOURCES GP II LLC

LAPETUS CAPITAL III LLC

ATLAS CAPITAL RESOURCES III LP

ATLAS CAPITAL GP III LP

ATLAS CAPITAL RESOURCES GP III LLC

ANDREW M. BURSKY

TIMOTHY J. FAZIO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 3, 2019, Atlas Holdings LLC and Blue Wolf Capital Advisors IV, LLC, on behalf of Lapetus II and BW Coated LLC, delivered a letter to the Board of Directors of the Issuer (the “December 3 Letter”) and subsequently issued a joint press release enclosing the December 3 Letter. A copy of the Press Release containing the full text of the December 3 Letter is attached hereto as Exhibit A and is incorporated herein by reference.

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EXHIBIT A

Atlas Holdings and Blue Wolf Capital Issue Letter to Verso Corporation Board of Directors

Greenwich, CT and New York, NY – December 3, 2019 – Atlas Holdings LLC (“Atlas”) and Blue Wolf Capital Advisors IV, LLC (“Blue Wolf”) today issued the following letter to the Board of Directors of Verso Corporation (NYSE: VRS):

December 3, 2019

Board of Directors of Verso Corporation

Verso Corporation

8450 Gander Creek Drive

Miamisburg, Ohio 45342

Lady and Gentlemen:

On behalf of Lapetus Capital II LLC (“Lapetus”, and together with its affiliates, “Atlas”) and BW Coated LLC (“BW Coated” and together with its affiliates, “Blue Wolf”), we are writing in reaction to your recent earnings release, your announcement to sell the Stevens Point and Androscoggin mills (collectively the “Specialty Mills”) and your announcement regarding your annual meeting to be held on January 21, 2020. Atlas currently owns 2,330,683 shares of common stock of Verso Corporation (“Verso” or the “Company”), representing approximately 6.72% of the outstanding shares. BW Coated owns 776,890 shares of common stock of the Company, representing approximately 2.24% of the outstanding shares. Together, we own 3,107,573 shares (or approximately 8.96% of the outstanding shares) and, as such, we are, collectively, among the largest stockholders of the Company.

Background on Atlas and Blue Wolf

Atlas Holdings LLC (www.atlasholdingsllc.com) is an industrial holding company that owns 20 companies that operate approximately 150 facilities globally, generate revenues of approximately $5 billion annually and employ more than 18,000 people. Atlas is engaged in a variety of industrial sectors and has been successfully investing in the pulp, paper and packaging industries since our formation in 1999, including specifically in the subsectors in which Verso participates – specialty paper, graphic paper, packaging paper and pulp. Atlas invests in underperforming and challenged businesses and we unlock the full potential of our companies by patiently applying our industry expertise and operating system over the long-term. Our operating system drives performance excellence by:

•	empowering our associates and aligning our interests with them;

•	focusing on industrial safety and hygiene and continuous improvement;

•	investing in high return capital projects and avoiding non-productive capital projects;

•	engaging constructively with all stakeholders, including the communities in which we operate and the unions that represent our associates; and

•	communicating transparently with all constituents who are stakeholders in our businesses.

Atlas has a total of approximately $3.0 billion of committed capital under management, including $1.7 billion in its third investment fund.

Blue Wolf Capital Partners LLC (www.bluewolfcapital.com) is a middle market private equity firm whose partners have decades of experience investing in and growing companies. Leading by experience, and with a commitment to excellence, Blue Wolf transforms companies strategically, operationally and collaboratively. Blue Wolf manages challenging situations and complex relationships between business, customers, employees, unions, and regulators to build value for stakeholders. For over a decade Blue Wolf has been an active investor in pulp, paper and forest products companies with a highly successful track record. Headquartered in New York City, Blue Wolf has over $1.6 billion in committed capital and has substantial liquidity through its current $540 million investment fund, Blue Wolf Capital Fund IV, L.P.

Together, Atlas and Blue Wolf have been owners of, and instrumental in the management of numerous companies in the paper, pulp and packaging industries. Atlas and Blue Wolf successfully invested in and “turned-around” Northern Resources Nova Scotia Corporation, a softwood kraft pulp mill, Finch Paper, an integrated pulp and graphic paper mill, and Twin Rivers Paper Company, a specialty paper, graphic paper and kraft paper manufacturer. In each case, under our ownership we have significantly improved financial and operating performance. Atlas and Blue Wolf successfully exited their investment in Northern Resources and continue to own and operate Finch Paper and Twin Rivers, both of which have grown materially through well-priced and synergistic acquisitions.

In addition, for 17 years, Atlas successfully owned and operated Forest Resources, a diversified packaging manufacturer that produced corrugating medium, corrugated boxes, clay coated recycled boxboard and folding cartons. Atlas currently also owns Iconex, a leading provider of receipt, label, imaging and other products for businesses globally and Millar Western, an integrated forest products company that produces and markets softwood and hardwood pulp and softwood lumber.

We have extensive industry experience and ownership perspectives and are long-term stockholders of the Company, having initiated our investment in Verso on November 14, 2017 – over two years ago. During this time, we have proposed multiple different strategic investments and corporate governance enhancements with respect to the Company and have repeatedly engaged in dialogue with the Company, its advisors and with certain members of the Board. Consequently, the substance of this letter should not surprise you.

Sale of Specialty Mills

We are pleased that the Company has put forth the sale of the Specialty Mills to Pixelle Specialty Solutions LLC (“Pixelle”) for consideration by the stockholders. It has been obvious to us for some time that Verso could unlock value for stockholders by either: (i) selling the Specialty Mills, (ii) segment reporting the Specialty Mills so investors could properly conduct a “sum of the parts” valuation, and/or (iii) growing the Specialty Mills through the acquisition of other synergistic assets that produce high value substrates for growing markets.

It is disappointing that it took the Company more than two years to execute such a straightforward strategy since announcing its first pursuit of “strategic alternatives” on September 21, 2017. We believe that execution of any strategic alternatives to increase stockholder value has been hampered by a lack of industry expertise at the Board level and misalignment of management and the Board (as just one example, you have changed the CEO of the business three times in as many years).

We believe that Stevens Point, one of the Specialty Mills, is the “crown jewel” of Verso. Consequently, stockholders should expect full value for this asset. We are concerned that the Board has elected to enter into this transaction out of desperation and in an effort to further entrench themselves rather than to create long-term value for the stockholders. We and other owners of Verso need more information about the proposed sale than you have shared to understand its real value for stockholders.

For example, in evaluating the proposed sale of the Specialty Mills to Pixelle, we need to better understand (i) certain material terms relating to the transaction (described below), (ii) how you intend to apply the proceeds and (iii) your “value creation” strategy with the remaining pulp and graphic paper business (the “Remaining Business”). The following are questions and concerns we expect the Company to address:

1.

Purchase Price of the Specialty Mills. The Company reported a “headline price” of $400 million, yet reported anticipated net proceeds are only be $336 million (after being reduced by $35 million of assumed pension liabilities, working capital adjustments and transaction expenses). We would like to understand in detail the $29 million difference between the anticipated net proceeds of $336 million (as reported by the Company), and the $365 million of net proceeds that should remain available after the assumption of the $35 million of pension liabilities by Pixelle. This disclosure should include the anticipated working capital adjustment and estimated transaction expenses.

For a transaction of this size, this difference represents a massive gap between the gross purchase price and net proceeds and leaves the impression of “false” advertising, or at the very least, inadequate disclosure. Moreover, the “advertised” headline price of $400 million is also misleading, considering that it includes $35 million of pension liabilities that Pixelle is assuming, which should not be looked at as the equivalent of purchase price because such liabilities will be funded by the buyer over time. Assuming a 10% discount rate and that such liabilities are funded over 10 years, the present value of the pension liability assumption component of purchase price is approximately $13.7 million. Additionally, we note that the Company reported that it has agreed to contribute an additional $54 million into the pension plan from the net proceeds of $336 million. We would like to understand anticipated go forward contributions to the pension plan after giving effect of the transaction and the $54 million of supplemental contributions.

Adding further confusion to the merits of the transaction, the Company also reported that the LTM EBITDA of the Specialty Mills was $47 million. We would like to know if the EBITDA of the Specialty Mills is before or after corporate allocation, and if it is after corporate allocation, we would like to understand the amount of corporate allocation and how the Company plans to eliminate those costs (and associated restructuring charges) after closing if Pixelle does not assume such costs. Lastly, we would like the Company to provide stockholders with the mill level financial statements for Stevens Point and Androscoggin.

2.

Pulp Supply Contract. Verso reported that it will enter into a four-year pulp supply agreement with Pixelle (extendable for another four years at the option of Pixelle). We believe this pulp supply contract could have a material impact on the profitability and operating flexibility of the Remaining Business. Without full disclosure of the terms of this contract, we cannot properly assess the attractiveness of the Specialty Mills transaction.

3.

Restructuring Agreement. The Company also reported entering into a Restructuring Agreement with Verso Androscoggin LLC (the “Restructuring Agreement”) to among other things, transfer certain assets and liabilities related to the business conducted at the Specialty Mills to Verso Androscoggin LLC prior to the closing of the Transaction (the “Restructuring”). Without full disclosure of the terms of the Restructuring Agreement and the Restructuring, we cannot properly assess the attractiveness of the Specialty Mills transaction.

4.

Use of Proceeds. We would like Verso to commit to return all of the reported approximately $282 million of net proceeds to stockholders (after its agreed upon contribution to the pension plan of $54 million) from the sale of the Specialty Mills. We find it quite disconcerting that the Company will not commit to a use of proceeds prior to the stockholder vote on the transaction. We are deeply concerned about Verso squandering the proceeds by investing in capital projects to convert the Remaining Assets to produce packaging papers, including the conversion project at Duluth, or in other poorly conceived projects, acquisitions or other initiatives. We believe that poor decision-making regarding capital projects by the Verso Board has been a source of value destruction in the recent past.

Specifically, we are very concerned by the Board’s lack of transparency both with respect to the expected use of proceeds from the sale of the Specialty Mills and the results of the Androscoggin conversion project, a project the merits of which seem dubious to us. We remain troubled by the Board’s decision to pursue and invest in the Androscoggin project in 2018, a time when many other paper companies both in North America and globally had already announced or had completed conversion projects to enable graphic paper machines to produce containerboard and other packaging grades (“A3 Packaging Grades”). The resulting increase in domestic and global capacity, which was not terribly difficult to forecast, suggests that the timing of the Board’s decision to pursue this project was particularly poor. We believe that this market is now oversupplied both domestically and globally, with additional capacity coming online over the next couple of years. Further, from the time of the Company’s announcement of its plans to pursue the conversion project at Androscoggin in February 2018 through October of 2019, the export linerboard index (which we believe is a good proxy for A3 Packaging Grades) into southern Europe has collapsed from $788 per ton to $470 per ton. We understand that these pricing declines and weakness are expected to persist, further suggesting the poor timing of pursuing the conversion project at Androscoggin. We are also troubled by the decision to pursue the Androscoggin conversion project in light of the fact that the Company does not own plants to consume its A3 Packaging Grades (or otherwise have significant long term contracts with plants that do). Manufacturers of packaging grades are generally highly integrated (i.e., they own converting plants to consume their paper or have long-term contracts with converters), which allows them to avoid selling significant volumes in the “spot” market or export markets, where prices for packaging grades are significantly weaker. Unfortunately, given that Verso owns no such converting assets for A3 Packaging Grades, it is fully exposed to “spot” and export pricing – the “bottom of the barrel”. This seems to put Verso in a precarious position in a competitive segment of a global commodity market, an adverse outcome that a knowledgeable Board with experience in the sectors in which the Company competes would have understood.

Accordingly, we expect the Company to disclose prior to the vote on the sale of the Specialty Mills (i) the detailed investment case upon which Board approval was granted to convert Androscoggin’s A3 paper machine to produce A3 Packaging Grades and (ii) a detailed comparison of the actual results to the original investment case. Such information is necessary for the Company’s stockholders to fully review the Board’s and management’s track record of capital spending before you pursue any additional non-maintenance investments in other mills.

To be clear, we are not supportive of the Company using proceeds from the sale of the Specialty Mills to invest in such projects at this time.

Operations of the Remaining Business to ensure fulfillment of its potential.

We believe that the Board has little or no expertise in the bleached kraft pulp and graphic paper markets, largely having been appointed by former lenders to the business (who seem to have largely sold out of their investments) following Verso’s bankruptcy and reorganization. Based on disclosures related to the sale, we understand the vast majority of Verso’s business remains in the bleached kraft pulp and graphic paper market segments (not packaging papers), so we were surprised that the Board recently added two additional members to the Board who have no experience in these market segments. While we applaud that you have actually added some people with manufacturing experience, it is unclear without meeting Ms. Taylor or Mr. Nebel whether they have relevant experience to shape the strategy for the Remaining Business or are simply appointees that the Co-Chairmen and other Board members believed would support their entrenchment efforts, and we would welcome the opportunity to meet with Ms. Taylor and Mr. Nebel (or other potential directors with specific sector expertise).

As you are aware, we know the Remaining Business quite well, given that we have made multiple offers to purchase a significant stake in Verso that would have (i) resulted in greater cash proceeds for stockholders than the net cash proceeds that will be generated as a result of the sale of the Specialty Mills ($282 million, which you have not committed to return to stockholders) and (ii) provided a total consideration at a meaningful premium to the $18.01 closing stock price as of December 2, 2018. Unfortunately, we were rebuffed by you, after you insisted that we pursue a full going-private transaction, which we did not believe was in the best interest of Verso’s stockholders, including Atlas and Blue Wolf. The reason we believed these offers would have been attractive to Verso’s stockholders is that they would have allowed stockholders to receive a large cash payment but also continue to participate in the significant cost reduction and commercial optimization opportunities that we identified and which the Company has never significantly addressed.

In furtherance of our long-term vision for the Company, we identified highly qualified director nominees with deep and extensive knowledge of the bleached kraft pulp and graphic paper and specialty paper segments of the industry and of companies undergoing operational challenges – areas where the Board has little or no expertise and which we believe are essential to maximizing value with or without the divestiture of the Specialty Mills. We had hoped that Verso would recognize our nominees as impressive, independent thinkers with directly relevant experience, something the Verso Board has been lacking. We fail to understand the Company’s rejection of our nominees, who specifically understand Verso, its specific markets and have a track record of fixing underperforming businesses. Given the results of the 2018 annual meeting, we would have expected the Board to be more engaged in exploring the recommendations from one of its largest stockholders, particularly in light of the fact that the level of “Withhold” votes for Co-Chairmen Eugene Davis and Alan Carr (which were higher than “Withhold” votes cast for any other members of the Board) at the 2018 annual meeting suggest to us a lack of stockholder confidence in the ability of the Co-Chairmen to chart a value-generating path forward.

While we recognize that the Company has appointed three new directors in an attempt to address the Board’s lack of industry expertise and, presumably, to comfort stockholders that share our view of the Board’s limitations, we have yet to hear a coherent strategy and execution plan for unlocking value in the Remaining Business or the Specialty Mills to the extent the transaction is not completed. We are concerned that these recent appointments are just an additional effort to entrench the management and current Board at the expense of stockholders. It is the responsibility of the Board to focus its attention on the best interests of the Company and its stockholders rather than entrenching itself.

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We are deeply concerned about the proposed sale transaction of the Specialty Mills because of the lack of transparency of vital information relating to the terms of the deal. We are also deeply concerned about your vision and strategy for the Remaining Business and remain prepared to engage in a dialogue that will lead to board representation that better aligns with stockholder interest (currently directors and management own less than 1% of the outstanding shares of the business).

We remain open and available to discuss our views regarding value creation opportunities for the Company and its stockholders when the Board is willing to do so. We hope that this can be a starting point for a more open and productive dialogue.

As we await your response to the concerns expressed herein, we will continue to monitor and take the actions necessary to protect our investment in Verso.

Sincerely,

ATLAS HOLDINGS LLC

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Managing Partner

BLUE WOLF CAPITAL ADVISORS IV, LLC

By:	/s/ Adam Blumenthal
Name:	Adam Blumenthal
Title:	Managing Member

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Lapetus Capital II LLC and certain affiliated entities intend to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of Verso Corporation for use at its 2019 annual meeting of stockholders. In accordance with Rule 14a-12(a)(1) under the Securities Exchange Act of 1934, as amended, the following persons are or may be deemed to be, participants in the proxy solicitation: Lapetus Capital II LLC, Atlas Capital Resources II LP, Atlas Capital GP II LP, Atlas Capital Resources GP II LLC, Lapetus Capital III LLC, Atlas Capital Resources III LP, Atlas Capital GP III LP, Atlas Capital Resources GP III LLC, Andrew M. Bursky, Timothy J. Fazio, Marvin Cooper, Sean Erwin, Jeffrey E. Kirt, and Timothy Lowe, BW Coated LLC, Blue Wolf Capital Fund IV, L.P., Blue Wolf Capital Advisors IV, L.P., Blue Wolf Capital Advisors IV, LLC and Adam Blumenthal. Certain of the participants may be deemed to beneficially own shares Class A Common Stock, par value $0.01 per share (“Common Stock”) of Verso Corporation as described in Lapetus Capital II LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “Lapetus Schedule 13D”) as it may be amended from time to time, and in BW Coated LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “BW Coated Schedule 13D”), as it may be amended from time to time. Additional information relating to the participants and their beneficial ownership of Common Stock is contained in the Lapetus Schedule 13D and the BW Coated Schedule 13D and will be set forth in the proxy statement and other materials filed with the SEC in connection with the solicitation of proxies by the participants.

INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE LAPETUS SCHEDULE 13D AND THE BW COATED SCHEDULE 13D. EXCEPT AS OTHERWISE DISCLOSED IN THE LAPETUS SCHEDULE 13D OR THE BW COATED SCHEDULE 13D, AS APPLICABLE, THE PARTICIPANTS HAVE NO INTEREST IN VERSO CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF VERSO CORPORATION, AS DISCLOSED IN THE LAPETUS SCHEDULE 13D OR THE BW COATED SCHEDULE 13D, AS APPLICABLE.

ALL STOCKHOLDERS OF VERSO CORPORATION ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF VERSO CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF VERSO CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING HARKINS KOVLER, LLC BY TELEPHONE AT THE FOLLOWING NUMBERS: 1 (212) 468-5380 (BANKS AND BROKERS CALL COLLECT) OR TOLL-FREE AT 1 (877) 339-3288.

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About Atlas Holdings LLC

Headquartered in Greenwich, Connecticut and founded in 2002, Atlas and its affiliates own and operate 20 platform companies which employ more than 18,000 associates at more than 150 facilities worldwide. Atlas operates in sectors such as aluminum processing, automotive, building materials, capital equipment, construction services, food manufacturing and distribution, packaging, paper, power generation, pulp, supply chain management and wood products. Atlas’ companies together generate more than $5 billion dollars in revenues annually. For additional information, please visit www.atlasholdingsllc.com.

About Blue Wolf Capital Partners LLC

Blue Wolf Capital Partners LLC is a private equity firm that specializes in control investments in middle market companies. Leading by experience, and with a commitment to excellence, Blue Wolf collaborates with management to transform companies strategically and operationally. Blue Wolf manages challenging situations and complex relationships between businesses, customers, employees, unions, and regulators to create value for stakeholders. For additional information, please visit www.bluewolfcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

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